UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2021

Financial Institutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	0-26481	16-0816610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Liberty Street Warsaw, New York		14569
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (585) 786-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	FISI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2021, Financial Institutions, Inc. (the “Company”) issued a press release to announce that its Board of Directors had approved changes to its management team. This press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

As of February 8, 2021, W. Jack Plants II was appointed Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Plants, age 37, has served as the Company’s Senior Vice President and Corporate Treasurer since December 2019. Prior to joining the Company, Mr. Plants served from July 2012 to November 2019 in roles of increasing responsibility with United Bank, a $7 billion financial services firm offering commercial, small business, wealth management and consumer banking products and services to customers throughout Connecticut, Massachusetts and Rhode Island, progressing from Treasury Manager to Senior Vice President and Treasurer.  Mr. Plants began his career as a Credit Analyst at Five Star Bank, followed by credit and treasury roles with GE Commercial Finance, SL Financial Services, Patriot Bank, GE Capital, and United Bank.

In connection with his appointment, Mr. Plants will receive an annual base salary of $250,000 per year. Mr. Plants will continue to be eligible to participate in the Company’s annual cash incentive plan, with a target cash incentive award equal to 30% of his base salary and will be eligible to participate in the Company’s long-term incentive plan with a target award of 35% of his base salary. There is no other arrangement or understanding between Mr. Plants and any other persons as it relates to his appointment as Senior Vice President, Chief Financial Officer and Treasurer.  Mr. Plants has no family relationships with any of our directors or executive officers, and he has not been a participant, or had any interest, in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K since the beginning of the Company’s last fiscal year.

As of February 8, 2021, after having previously served as the Company’s Chief Financial Officer, Justin K. Bigham was appointed Executive Vice President, Chief Community Banking Officer of the Company. In this role, he will be responsible for all major customer-facing functions including retail and small business banking, mortgage lending, consumer direct and indirect lending, marketing, retail and business product solutions, and insurance and will continue to report directly to the Company’s Chief Executive Officer. No changes were made to Mr. Bigham’s compensation in connection with his appointment.

Also on February 8, 2021, Joseph L. Dugan was offered the position of Strategic Advisor to the President.  Mr. Dugan has chosen to pursue other interests and on February 12, 2021, the Company and Mr. Dugan agreed to terminate Mr. Dugan’s employment as Senior Vice President, Chief Experience and Go To Market Officer. On February 12, 2021 (the “Separation Date”), the Company and Mr. Dugan entered into a severance and settlement agreement and release (the “Agreement”) that governs, among other things, the compensation Mr. Dugan will receive following his departure. Under the terms of the Agreement he will receive, in the Company’s next payroll period after the later of the date the Agreement becomes effective and March 19, 2021, a one-time cash payment of $360,000, which represents payment for (1) approximately 12 months of Mr. Dugan’s base salary, (2) an amount equivalent to what Mr. Dugan would have received under the annual cash incentive plan for 2020 at the target performance level if he had been employed through the 2020 annual cash incentive plan payment date, and (3) an amount in recognition that the Separation Date will occur prior to the vesting of restricted stock units granted under the Company’s 2015 Long-Term Incentive Plan. Mr. Dugan is also eligible for continuing health and dental insurance coverage from the Separation Date until June 30, 2021. Mr. Dugan provided a general release of claims in favor of the Company and its affiliates, agreed to keep the Company’s confidential information confidential and agreed not to solicit the Company’s customers or employees for a period of 12 months after the Separation Date. Mr. Dugan has the right to revoke the Agreement within seven days after executing the Agreement. After this revocation period, the Agreement will be fully effective and enforceable.

A copy of this Agreement is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description	Location
99.1	Press Release issued by Financial Institutions, Inc. on February 9, 2021	Filed Herewith

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Financial Institutions, Inc.

Date: February 12, 2021	By:	/s/ Samuel J. Burruano, Jr.
	Name:	Samuel J. Burruano, Jr.
	Title:	Executive Vice President, Chief Legal Officer
and Corporate Secretary